Exhibit 5.2

William Fry LLP 2 Grand Canal Square | Dublin 2 | D02 A342 | Ireland T. +353 1 639 5000 | info@williamfry.com

Our Ref 029245.0001		3 April 2025

To:	Smurfit Westrock plc
Beech Hill
Clonskeagh
Dublin 4
Ireland

Form S-4 Registration Statement

Dear Addressee

1.	Introduction
1.1

We have acted as Irish solicitors on your behalf in connection with Smurfit Kappa Treasury Unlimited Company's offer to exchange $750,000,000 Registered 5.200% Senior Notes due 2030 for any and all Unregistered 5.200% Senior Notes due 2030 and $1,000,000,000 Registered 5.438% Senior Notes due 2034 for any and all Unregistered 5.438% Senior Notes due 2034 and $1,000,000,000 Registered 5.777% Senior Notes due 2054 for any and all Unregistered 5.777% Senior Notes due 2054 and Smurfit Westrock Financing Designated Activity Company's offer to exchange $850,000,000 Registered 5.418% Senior Notes due 2035 for any and all Unregistered 5.418% Senior Notes due 2035 (together the Notes) which are guaranteed by you and certain of your subsidiaries (the Transaction) and the entry by each of the companies listed in Part 1 of Schedule 1 (each a Company and together, the Companies) into the Transaction Documents as defined in Part 1 of Schedule 2 to which they are a party.

1.2	This legal opinion is issued in connection with the Form S-4 Registration Statement under the Securities Act of 1933.
1.3

To give this legal opinion, we have only reviewed executed originals, executed scanned PDF copies or executed electronic copies of each of the documents listed in Part 1 of Schedule 2 and the certificates referred to in paragraph 1.4 below (each a Document and collectively, the Documents).  We have only undertaken the searches and enquiries in relation to each Company described in Part 2 of Schedule 2 (the Searches).  We have reviewed no other documents and have undertaken no other searches or enquiries.

1.4

For the purpose of giving this opinion, we have examined and relied upon the certificates from the secretary or a director, as applicable, of each of the Companies dated on or about 3 April 2024 and 26 November 2024 as to certain matters to be relied on by us in issuing this legal opinion, without having made any further inquiry as to the certifications therein contained (the Company Certificates and each a Company Certificate).

CHAIRMAN L. McCabe MANAGING PARTNER S. Keogh	PARTNERS M. Garrett E. Spain D. Cullen B. Kenny B. Conway F. Devine S. Manzor F. Barry E. Caulfield	C. Little L. McCarthy B. O’Callaghan S. Kelleher J. Heneghan F. Doorly I. Banim A. McIntyre G. Breen L. Moore	R. Breen C. Waterson L. Scott D. Maughan M. Quealy B. Ryan M. Talbot V. Coyne J. Phelan P. Convery	S. Tormey J. O’Connor M. Ward S. Dolomanov P. Kinsella R. Rynn J. Hollis J. Aherne I. Devlin L. Brennan	C. Eager C. Treacy B. Butterwick I. Murray C. Brady N. Clayton C. Herlihy L. Houlihan L. Murdock C. O'Keeffe	M. O'Neill R. Shanahan L. Harrison L. McNabola M. Cooney G. H-James M. Martin F. Cork C. Bolger B. Galvin	N. Joyce D. O'Donovan B. Scannell R. Hayes A. O'Gorman E. C-Young T. Diamond C. Ruigrok	CONSULTANTS T. McGrath* M. Muldowney C. Byrne O. Vaughan A. Price G. Lynch B. Fitzmaurice* H. Rogers E. Egan	J. Larkin S. Kelly R. Sheridan C. McLoughlin C. Manning N. Campbell N. Crowley N. Doran P. Taylor S. Walsh	S. Murray* O. O’Sullivan A. Compton
In association with Tughans, Northern Ireland								*Not a member of the Law Society of Ireland
DUBLIN | CORK | LONDON | NEW YORK | SAN FRANCISCO								williamfry.com

2.	Opinions

Based on the assumptions set out in Schedule 3 and subject to the qualifications set out in Schedule 4 and to any other matter not disclosed to us, we are of the opinion that:

Status

2.1

Each of Smurfit Kappa Treasury Unlimited Company and Smurfit Kappa Acquisitions Unlimited Company is an unlimited company duly incorporated under the laws of Ireland. Each of Smurfit Westrock Financing Designated Activity Company and Smurfit Kappa Treasury Funding Designated Activity Company is a designated activity company duly incorporated under the laws of Ireland. Each of Smurfit Westrock plc and Smurfit Kappa Group plc is a public limited company duly incorporated under the laws of Ireland. Smurfit Kappa Investments Limited is a limited liability company duly incorporated under the laws of Ireland.

2.2	Based only on the Searches, no steps have been taken to wind up any Company or to appoint a receiver, liquidator or examiner to any Company or its assets.

Capacity and Authority

2.3

Each Company has the corporate capacity to enter into and perform its obligations under the Transaction Documents to which it is a party.  All necessary corporate action has been taken by each Company to authorise the execution of the Transaction Documents to which it is a party and to perform its obligations under such Transaction Documents.

Due Execution

2.4	Each Company has duly executed the Transaction Documents to which it is a party.

No Conflict or Breach

2.5

The execution by each Company of the Transaction Documents to which it is a party and the performance by it of its obligations under the Transaction Documents to which it is a party will not conflict with its constitutional documents nor breach any law or regulation of Ireland applicable to companies generally.

No Consents or Authorisations

2.6

Based on our review of the laws and regulations normally applicable to transactions of the type contemplated by the Transaction Documents, the execution by each Company of the Transaction Documents to which it is a party and the performance by such Company of its obligations under such Transaction Documents to which it is a party will not require any consent, licence, approval or authorisation of any governmental or regulatory body in Ireland on the part of such Company.

Choice of Law

2.7	The choice of the law of New York as the governing law of the contractual rights and obligations of the parties under each of the Transaction Documents will be recognised and upheld by the courts of Ireland as a valid choice of law, in each case in accordance with and subject to the provisions of Council Regulation 593/2008 on the Law Applicable to Contractual Obligations.

Submission to Jurisdiction

2.8	The submission by each Company in the Transaction Documents to the jurisdiction of the courts of the State of New York or any federal court in the State of New York (the Foreign Court) is valid.

Enforcement of Judgments

2.9

Any judgment obtained in the Foreign Court against a Company in relation to the Transaction Documents (a Foreign Judgment) would not automatically be enforced by the Irish courts.  To enforce a Foreign Judgment in Ireland, legal process must be initiated before a court of competent jurisdiction in Ireland.  An Irish court will normally recognise and enforce a Foreign Judgment without retrial or examination of the merits of the case provided that:

2.9.1	the Foreign Judgment was not obtained or alleged to have been obtained by fraud;
2.9.2

the process and decision of the Foreign Court were not contrary to natural or constitutional justice under the laws of Ireland and the enforcement of the Foreign Judgment would not be contrary to public policy as understood by the Irish courts or constitute the enforcement of a judgment of a penal or taxation nature;

2.9.3	the Foreign Judgment is final and conclusive and is for a debt or a definite sum of money;
2.9.4	the jurisdiction of the Foreign Court has been exercised in circumstances which, as a matter of Irish law, an Irish court will recognise as justifying enforcement of the Foreign Judgment;
2.9.5	the procedural rules of the Foreign Court in relation to the obtaining of the Foreign Judgment have been observed; and
2.9.6	the Foreign Judgment is not inconsistent with a judgment of an Irish court in respect of the same matter.

Immunity to Suit

2.10	Each Company is subject to suit in its own name and is not entitled to claim immunity from any legal process under Irish law.
3.	Reliance and Disclosure
3.1

This legal opinion is solely for the benefit of the Addressee, solely for the purpose of the Form S-4 Registration Statement and may be relied on only by the Addressee. It may not be relied on for any other purpose or disclosed to, used by or circulated to any other person other than the Addressee without our prior written consent in each instance.

3.2	However, a copy of this legal opinion may be disclosed, solely on a non-reliance basis
(a)

where disclosure is required by any applicable law or regulation, by any court of competent jurisdiction or any competent judicial, supervisory or regulatory body (including the Securities and Exchange Commission);

(b)	where disclosure is required by the rules of any stock exchange, listing authority or similar body on which the Addressee shares or other securities are listed;
(c)	to the Addressee affiliates, and any of its or their officers, directors, employees, auditors and professional advisors in connection with the Transaction Documents;
(d)	or otherwise, with our prior written consent,

(any of the persons referred to above are each a Permitted Person) provided that any disclosure made in accordance with paragraph 3.2 above is made strictly on the understanding that:

(i)	the legal opinion is for information purposes only, is confidential and may not be disclosed to any other parties without our prior written consent;
(ii)

to the fullest extent permitted by law, we accept no responsibility or liability to them, whether in contract, tort or otherwise in respect of any use they may make of this legal opinion and shall not be liable to them in respect of any loss, damage or expense that is caused by their reliance upon the legal opinion; and

(iii)	any Permitted Person is subject to the same restrictions on disclosure as set out above.

We accept no liability to any recipient to which this legal opinion is disclosed in breach of this Clause 3.

4.	Scope
4.1	The opinions in this legal opinion are strictly limited to the matters stated in paragraph 2 and do not extend to any other matters.
4.2	We express no opinion on any taxation matters whether connected with the Transaction or otherwise.
4.3

We express no opinion on matters of fact.  We have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this legal opinion, or that no material facts have been omitted from such documents.

4.4

This legal opinion is given only in relation to Irish law as of the date of this legal opinion.  We have no obligation to advise you or anyone else of changes of law or fact that occur after the date of this legal opinion.

4.5	We express no opinion on and have taken no account of the laws of any jurisdiction other than Ireland. In particular, we express no opinion on the effect of any foreign law document.
4.6

We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and to the reference to William Fry LLP under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

This legal opinion is governed by and will be construed in accordance with the laws of Ireland.

Yours faithfully

/s/David Maughan
Partner
WILLIAM FRY LLP

Schedule 1

Part 1

The Companies

Name	Company Number
Smurfit Westrock plc	607515
Smurfit Kappa Treasury Unlimited Company	177324
Smurfit Westrock Financing Designated Activity Company	774613
Smurfit Kappa Acquisitions Unlimited Company	358039
Smurfit Kappa Group plc	433527
Smurfit Kappa Investments Limited	380620
Smurfit Kappa Treasury Funding Designated Activity Company	239631

Schedule 2

Part 1

The Transaction Documents

1.

The Indenture dated April 3, 2024, by and among Smurfit Kappa Treasury Unlimited Company, the Note Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, Paying Agent, Transfer Agent and Registrar (as may be amended and supplemented, the SKT Indenture).

2.

The Indenture dated November 26, 2024, by and among Smurfit Westrock Financing Designated Activity Company, the Note Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, Paying Agent, Transfer Agent and Registrar (as may be amended and supplemented, the SWF Indenture).

Part 2

Searches

1.	Searches made against each Company by independent law searchers on our behalf on the date of this legal opinion
(a)	on the file of each Company maintained by the registrar of companies in the Companies Registration Office;
(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like;
(c)	in the Central Office of the High Court for any petitions for winding up filed in respect of each Company; and
(d)	in the Central Office of the High Court for any proceedings filed against each Company.

Schedule 3

Assumptions

The opinions in paragraph 2 of this legal opinion are made based on the following assumptions:

Documents

1.	That the Documents are complete, authentic and up-to-date and that all copy documents are complete and accurate copies of the originals without any amendment or modification.

Execution, Delivery and no Escrow Arrangements

2.	That all signatures and seals on the Documents are genuine and that any natural person who has signed a document has capacity to do so.
3.	That the persons authorised by the resolutions of the board of directors of each Company recorded in the Board Minutes executed each Document on behalf of such Company.
4.

That each party to the Documents has consented to the use of electronic signatures and to the provision of any information in connection with the Documents by electronic means, and to the retention and use of any executed Document as an electronic original

5.	That any Transaction Document that needs to be delivered has been delivered by the parties to it and that no Transaction Document is subject to any escrow or other similar arrangements.

Corporate Authorisations

6.	That each of the statements made in the Corporate Certificate and each of the documents attached to the Corporate Certificate is accurate and complete as of the date of this legal opinion.
7.

That the resolutions of the board of directors of each Company set out in the board minutes of each Company registered to In the relevant Corporate Certificate were duly passed at properly convened and quorate meetings of directors of each Company, that the correct procedure was carried out at such board meetings and that the Board Minutes are complete and correct and have not been amended or rescinded and are in full force and effect.

8.	That no power of attorney issued by a Company and exhibited to the relevant Corporate Certificate has been revoked, terminated or amended and that each remains in full force and effect.

No Breach of any Other Agreement

9.

That the provisions of the Transaction Documents, including the granting of any guarantees do not breach and are not prohibited by or inconsistent with any other agreement or instrument binding on any Company.

Good Faith and Corporate Benefit

10.	That the directors of each Company acted in good faith and that it is in the interests of and will commercially benefit that Company to enter into the Transaction Documents to which it is a party.

Arm's Length Terms

11.	That the Transaction Documents have been entered into for bona fide commercial reasons and on arm's length terms by each party.

Solvency

12.

That no Company is and was not at the date of execution or the effective date of any of the Transaction Documents to which it is a party, and will not, as a result of the transactions contemplated by the Transaction Documents, become insolvent or unable to pay its debts, or be deemed to be so under any applicable statutory provision, regulation or law.

No Conflict with Other Laws

13.

That if the laws or regulations of any other jurisdiction may be relevant to (i) the obligations or rights of any of the parties in any of the Transaction Documents or (ii) any of the transactions contemplated by any Transaction Document, such laws do not prohibit, and are not inconsistent with, the entry into and performance of any such obligations, rights or transactions.

14.

That there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined on in this legal opinion, including the execution of the Transaction Documents.

15.

Where the Transaction Documents have been executed using electronic signature, the use of electronic signatures to execute those types of documents is not restricted or prohibited under the laws by which such Transaction Documents are governed (other than the laws of Ireland).

16.

That any authorisation, consent or approval from any public, administrative or governmental body required by each Company in any jurisdiction outside of Ireland in relation to the transactions contemplated by the Transaction Documents has been obtained and each Company has complied, and will continue to comply, with any conditions attaching to such authorisations, consents or approvals.

No Misrepresentation or Fraud

17.	That no Company was induced by fraud, misrepresentation or by any similar circumstance to enter into the Transaction Documents to which it is a party.
18.	That none of the parties is or will be seeking to achieve any purpose not apparent from the Transaction Documents which might render any of them illegal, void or unenforceable.

Obligations of Other Parties

19.

That each party to the Transaction Documents (other than the Companies) has the capacity, power and authority to execute the Transaction Documents to which is a party and to exercise its rights and perform its obligations under the Transaction Documents to which it is a party.

20.	That each Transaction Document has been duly authorised, executed and delivered by the parties to it (other than the Companies).

Enforceability in Other Jurisdictions

21.	The Transaction Documents constitute legal, valid, binding and enforceable obligations of each of the parties under all applicable laws.

No Amendments

22.

That there are no agreements or arrangements in existence which in any way amend, add to or vary the terms of the Documents or the respective rights and interests of the parties to them that could affect the conclusions in this legal opinion.

No Undisclosed Facts

23.	That there is no other fact, matter or document which would, or might, affect this legal opinion and that was not revealed by the Documents or the Searches made.
24.

That the representations and warranties by any of the parties to the Documents in any of the Documents are and will be when made or repeated or when deemed made or repeated, as the case may be, true and accurate in all material respects and that such representations and warranties were at all relevant times true and accurate.

Transactions with Directors

25.	That, for the purposes of section 239 of the Companies Act 2014, to the extent that any Company is:
(a)	making a loan or quasi-loan; or
(b)	entering into a credit transaction as creditor; or
(c)	entering into a guarantee or providing any security in connection with a loan, quasi-loan or credit transaction made by any other person,

such loan, quasi-loan, credit transaction, guarantee or security is not made to or provided for or in connection with a person who is a director of each Company of its holding company or to or for a person connected with such director.

Financial Assistance for Acquisition of Shares

26.

That no Company is by entering into any of the Transaction Documents or performing its obligations under them, giving any financial assistance for the purpose of an acquisition made or to be made by any person of any shares in such Company, or, where a Company is a subsidiary, in its holding company, or in any other manner prohibited by section 82 of the Companies Act 2014.

Searches

27.	That the information disclosed by the Searches is true, accurate, complete and up to date in all respects.
28.

There is no information which should have been disclosed by those Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of any Company since the date that those Searches were made.

SCHEDULE 4

Qualifications

The opinions in paragraph 2 of this legal opinion are made subject to the following qualifications:

Limitations of Searches

1.

For the purpose of giving this legal opinion, we have relied solely on the Searches.  The records held by the Companies Registration Office and/or the High Court may not necessarily be up to date or relevant filings may not have been made and, as a consequence, this may affect the results or accuracy of any searches made in those offices. It is not possible to search the records held by the Circuit Court.

Limitations arising from Insolvency Law

2.

This legal opinion is subject to all applicable laws on bankruptcy, insolvency, liquidation, receivership, court protections including examinership, reorganisation, court schemes,  moratoria, stabilisation, resolution, trust schemes, preferential creditors, fraudulent disposition, improper transfer, unfair preference and other laws relating to or affecting creditors' rights generally.

Sanctions

3.

If a party to any Transaction Document is, or any payment under a Transaction Document is made to, by or in respect of a person resident, located or incorporated in a country that is subject to sanctions recognised or imposed by Ireland or is controlled by or connected to a person resident, located or incorporated in a country that is subject to sanctions recognised or imposed by Ireland, then the obligations of that party or obligations to that party under the relevant Transaction Documents may be unenforceable or void.  We have made no investigation as to which sanctions may affect the Transaction at the date of this legal opinion.

Execution of Documents

4.

Judicial opinion in the English case of R (on the application of Mercury Tax Group Limited and Another) v. HMRC 2008 EWHC 2721 appears to indicate that if a previously executed signature page from a draft version of a document is transferred to the final version of that document, such document may not be validly executed, notwithstanding that the parties authorised it.  While decisions of the English courts are not binding on the Irish courts, they may have persuasive authority, and it is possible that an Irish court might hold a document whose executed signature pages have been transferred between versions to be invalidly executed.